Exhibit 21

                           Subsidiaries of the Company

          Subsidiary                Jurisdiction of Organization
          ----------                ----------------------------

RF Power Components, Inc.                   New York
Anaren Power Products, Inc.                 Delaware
Anaren Microwave V.I., Inc.                 U.S. Virgin Islands